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                                                                     Exhibit 1.1

                          EMPRESAS ICA, S.A.B. DE C.V.
                                CORPORATE BYLAWS

                                    TITLE ONE
                   NAME, OBJECTIVE, DURATION, AND NATIONALITY

      ARTICLE ONE. NAME. The Company's name is "Empresas ICA," always followed by the words, "Sociedad Anonima Bursatil de Capital Variable," or the abbreviation thereof, "S.A.B. de C.V." (the "Company"). The Company shall be governed, insofar as not stipulated in these corporate bylaws (the "Bylaws"), by the provisions of the Securities Exchange Act, the administrative precepts issued pursuant to such law by the competent authorities, and additionally by the precepts of the General Business Companies Act.

      ARTICLE TWO. OBJECTIVE. The Company's objective is:

      (a) to promote, establish, organize, exploit, hold, acquire, and take an interest in the capital stock or equity of all types of legal persons, business companies, partnerships, trusts, companies and/or civil associations or those of any other nature, both national and foreign, as well as to participate in the administration or liquidation thereof;

      (b) to acquire any type of rights, under any legal title, on shares, interests, certificates of participation, bonds, obligations, units of capital, and all types of securities, of any type of legal person, business company, partnership, trust, company, and/or civil association or those of any other nature, both national and foreign, either by forming part of the establishment thereof or through subsequent acquisition, as well as to alienate, dispose of and negotiate such shares, interests, certificates of participation, bonds, obligations, units of capital, and securities;

      (c) to act as agent, representative, or commissioned agent of natural or legal persons, either Mexican or foreign;

      (d) to undertake all types of commercial or industrial activities allowed by law;

      (e) to obtain all types of loans or credit, to issue obligations, bonds, commercial paper, stock certificates, and any other credit or equivalent instrument, with or without granting a specific guaranty;

      (f) to grant any type of financing or loan to companies, associations, trusts, and institutions in which the Company has an interest or holding, whether receiving real guaranties or specific personal guaranties or not;

      (g) to grant all types of personal and real guaranties, and guaranties for obligations or credit instruments to companies, associations, trusts, and institutions in which the Company has an interest or share;

      (h) to subscribe to and issue all types of credit instruments, as well as to endorse them;

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      (i) to acquire, lease, usufruct, exploit, and sell chattels and real property required for its establishment, as well as to purchase and sell other things that are required to achieve its objectives;

      (j) to acquire, record, keep, use, sell, transfer, lease, assign the use and in general, dispose of all types of patents, trademarks, certificates of invention, commercial names, profit models, industrial designs, and any other industrial property rights, as well as copyrights, options thereon and preferences, either in Mexico or abroad; and

      (k) to enter into, grant, and execute all acts, regardless of their legal nature, which it deems necessary or convenient for the realization of the aforementioned objectives, including associating with other national or foreign persons.

      ARTICLE THREE. CORPORATE DOMICILE. The Company shall have its corporate domicile in Mexico City, Federal District, but it may establish agencies or branches within or without the Mexican Republic, without such being construed as a change in its corporate domicile.

      ARTICLE FOUR. DURATION. The duration of the Company shall be indefinite.

      ARTICLE FIVE. FOREIGN STOCKHOLDERS. No natural or legal foreign person, or Mexican company that does not have the foreigner exclusion clause in its corporate bylaws, may have any direct or indirect interest whatsoever in, or be the owner of the Company's stock. The Company shall absolutely not recognize stockholder rights for the aforementioned persons. If for any reason any such persons or companies should acquire a corporate interest or one or more shares in the Company, thus contravening the prohibition herein mentioned, it is hereafter agreed that such acquisition shall be null and void and, therefore, the corporate interest in question and the securities that represent it shall have no value whatsoever, the capital being construed as reduced by an amount equal to the value of the respective interest.

                       TITLE TWO; CAPITAL STOCK AND SHARES

      ARTICLE SIX. COMPOSITION OF THE CAPITAL STOCK.

      (a) The Company's capital stock is variable. The minimum fixed capital without a right to withdrawal is $480,713,069.97 (FOUR HUNDRED EIGHTY MILLION SEVEN HUNDRED THIRTEEN THOUSAND SIXTY-NINE PESOS AND 97/100 NATIONAL CURRENCY), represented by common registered shares with no par value, fully subscribed to and paid in. The Board of Directors, in the Regular General Meeting of Stockholders which meets within the four months after the close of each corporate fiscal year to approve the financial reports and the operating results of the corporate fiscal year in question, shall expressly determine the number of shares representing the minimum fixed capital stock at the end of each annual period. Such resolution as is adopted in this regard in each meeting shall be subject to registration with a notary public.

      (b) The variable part of the capital stock is unlimited and shall likewise be represented by common registered shares with no par value.

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      (c) There shall be just one class of common stock, which shall grant equal rights and obligations to its holders. Each share issue for an increase or other item shall constitute a new series which shall be identified with a progressive number followed by the year, unless the Meeting of Stockholders resolves otherwise.

      (d) Except in the cases and pursuant to the requirements cited in Articles 57 (FIFTY-SEVEN), 366 (THREE HUNDRED SIXTY-SIX), and 367 (THREE HUNDRED SIXTY-SEVEN) of the Securities Exchange Act, such legal persons as are controlled by the Company may not acquire, directly or indirectly, stock representing the Company's capital stock, or credit instruments that represent it.

      ARTICLE SEVEN. CHANGES IN THE CAPITAL STOCK.

      (a) The capital stock may be increased or reduced by resolution of the General Meeting of Stockholders.

      (b) Increases or reductions in the Company's minimum fixed capital may be decreed by resolution of the Special General Meeting of Stockholders, which also approves the corresponding amendment of the Company's Bylaws.

      (c) It shall be sufficient that increases or reductions in the variable part of the capital stock be approved by resolution of the Regular General Meeting of Stockholders, except as established in subpoint (g) under the terms of the Securities Exchange Act, and the document containing such resolutions shall be registered before a notary public, without a need to record the respective deed in the Public Commercial Registry. Reduction in the minimum fixed or variable capital stock that are decreed to absorb losses shall be made without the need to extinguish shares, in virtue of the fact that they do not have a par value.

      (d) In case of a reduction in the capital stock through reimbursement to stockholders, such reduction shall apply to all stockholders in the proportion corresponding to their ownership stake with respect to all shares in circulation.

      (e) Shareholders of the variable part of the Company's capital stock shall not have the right to withdrawal cited in Article 220 (TWO HUNDRED TWENTY) of the Business Companies Act.

      (f) No increase in capital whatsoever may be decreed prior to full payment of the shares previously issued. When the respective resolutions are undertaken, the General Meeting of Stockholders that decrees the increase shall establish the terms and bases under which such increase shall be undertaken.

      (g) The shares issued by virtue of an increase in the fixed or variable part of the capital stock and which by resolution of the Special General Meeting of Stockholders are destined for public placement must be deposited in the Company's Treasury to be delivered insofar as the subscription thereof is realized pursuant to Article 53 (FIFTY-THREE) of the Securities Exchange Act, and may be offered for subscription and payment by the Board of Directors, pursuant to such authorities as may have been granted to it by the Special General Meeting of Stockholders.

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      (h) Increases in capital may be effected through capitalization of profit reserves pending application or surplus, or through payment in cash or in kind. For increases by capitalization of reserves, of profits pending application, or surplus, all holders of subscribed, paid-in shares in circulation at the time of such increase shall have a right to the proportional part that appertains to them of the new shares issued as a result of the capitalization.

      (i) For increases by payment in cash or in kind, shareholders of subscribed, paid-in shares in circulation at the time the increase is determined, shall have a preference to subscribe to the new shares issued or which are placed in circulation for a period of 15 (FIFTEEN) days, calculated from the day after the date of publication of the corresponding notification in the Official Register of the Federation, which the stockholders have designated the "Official Newspaper" of the corporate domicile of the Company, or calculated from the date the Special General Meeting of Stockholders is held, if all the shares into which the capital stock is divided have been represented at it.

      (j) If after the expiration of the term during which the stockholders should have exercised the right of preference granted them in section (i) of this Article, shares are still not subscribed to, they shall be offered for subscription and payment, under the conditions and for the timeframes established by the Special General Meeting of Stockholders that decreed the increase in capital, or under such terms as ordered by the Board of Directors, if applicable, at a price which may not be less than that at which they were offered to stockholders of the Company for subscription and payment.

      (k) Stockholders shall not enjoy the right of preferences cited in the preceding paragraphs in the case of: (i) the merger of the Company; (ii) the conversion of obligations; (iii) a public offering under the terms stipulated in
Article 53 (FIFTY-THREE) of the Securities Exchange Act; and (iv) the placement of shares acquired by the Company, pursuant to the provisions of Article Eight of these Bylaws.

      (l) All increases or reductions in the capital stock shall be recorded in the specific book that the Company shall keep for these purposes.

      ARTICLE EIGHT. ACQUISITION OF TREASURY SHARES.

      (a) The Company may acquire shares representing its own capital stock without the prohibition established in paragraph one of Article 134 (ONE HUNDRED THIRTY-FOUR) of the Business Companies Act being applicable to it, provided that the acquisition of shares undertaken is made pursuant to Article 56 (FIFTY-SIX) and other provisions of the Securities Exchange Act, and in accordance with such administrative precepts as are issued pursuant to that law.

      (b) Each fiscal year, the Regular General Meeting of Stockholders shall expressly agree on the maximum amount of funds that may be used to purchase its own shares, with the sole limitation being that the sum of the funds that may be used to that end may in no case exceed the total balance of the Company's net profit, including retained profit.

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      (c) Insofar as the shares belong to the Company, they may not be represented or voted in General Meetings of Stockholders, nor may corporate or economic rights of any type be exercised.

      (d) The company's own shares or, if applicable, shares not subscribed to that are kept in the Company's Treasury, may be placed among the investor public, without for this last case the corresponding increase in capital stock requiring any resolution by the General Meeting of Stockholders of any type, nor a resolution by the Board of Directors, in the case of placement thereof.

      (e) In no case may transactions to acquire and place cause the percentages established in Article 54 (FIFTY-FOUR) of the Securities Exchange Act to be exceeded, nor the requirements to maintain registration in the list of securities on the securities market where they are traded be breached.

      (f) The purchase and placement of shares stipulated in this Article, the reports thereon that must be presented to the Regular General Meeting of Stockholders, the rules for disclosing financial information, as well as the form and terms under which these operations are reported to the National Banking and Securities Commission (the "CNBV"), to the corresponding stock exchange and to the investor public, shall be subject to such general precepts as are issued by the CNBV itself.

      ARTICLE NINE. SHARES WITH LIMITED VOTING RIGHTS.

      (a) The General Meeting of Stockholders may decide on the issuance of shares with limited, restricted, or no voting rights, including those stipulated in Articles 112 (ONE HUNDRED TWELVE) and 113 (ONE HUNDRED THIRTEEN) of the Business Companies Act, provided that the Company has obtained the express authorization of the CNBV, and the issuance thereof is in accordance with the provisions of the Securities Exchange Act and such administrative precepts as are issued pursuant to such law.

      (b) Shares without voting rights shall not be calculated for the effects of determining the quorum of Meetings of Stockholders, inasmuch as shares with restricted or limited voting rights shall only be calculated to determine the quorum and the resolutions in the Meetings of Stockholders to which their holders should be called to exercise their right to vote.

      ARTICLE TEN. STOCK CERTIFICATES.

      (a) Shares shall be represented by instruments that must meet the requirements established in Article 125 (ONE HUNDRED TWENTY-FIVE) of the General Business Companies Act and that must indicate the series to which the shares belong. The instruments may cover one or more shares, shall be numbered progressively and shall be signed by 2 (TWO) members of the Board of Directors, with their autographed signature or a facsimile.

      (b) In case of loss, destruction, or theft of one or more stock or share certificates, the owner may request the issuance of new ones, subject to the provisions of the General Credit Instruments and Transactions Act. Such expenses as arise from the issuance of the new certificate shall be borne by the interested party.

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      (c) Stock certificates shall make express mention of the provisions contained in Articles Five, Twenty-Four, and Twenty-Five, as well as the provisions of Title Three. In all cases, the Bylaws shall be recorded in the Public Commercial Registry of the Company's domicile in order to take effect before all third parties.

      ARTICLE ELEVEN. SHARE REGISTRY.

      (a) The Company shall keep a share registry pursuant to the terms of
Article 128 (ONE HUNDRED TWENTY-EIGHT) of the Business Companies Act, either directly or under the terms of Part VII of Article 280 (TWO HUNDRED EIGHTY) and other applicable articles of the Securities Exchange Act, which may be the responsibility of the Secretary of the Company's Board of Directors, a securities depositary, or a credit institution.

      (b) The Company shall recognize the person who appears as such in the registry cited in the preceding paragraph as legitimate holder of the shares. At the request of any interested party, upon such verification as is warranted, the Company shall record in the aforementioned book such transfers and conversions of shares as are undertaken, subject to the provisions of Article Five and Title Three of these Bylaws. This registry book shall be closed from the third day prior to holding each Meeting of Stockholders, until the day after it, during which time there shall be no annotations whatsoever in such book.

      (c) In any case, the following shall not be registered in the share registry: (i) Persons who acquire the Company's Shares without having the authorization cited in Title Three of these Bylaws, if such is required; and
(ii) Persons who are not natural persons of Mexican nationality or a Mexican company with a foreigner-exclusion clause.

      (d) In the cases in which any of the formalities, requirements, and other provisions stipulated in these Bylaws to acquire Shares under the terms of Title Three or to be a shareholder of the Company have not been met: (i) the interested party shall not have a right to be registered in the Company's shareholder book as holder of the Shares nor to participate in the Meetings of Stockholders; and (ii) the evidence or list cited in Article 290 (TWO HUNDRED NINETY) of the Securities Exchange Act shall not prove the right to attend the stockholders' meetings or the right to be registered in the Company's shareholder registry book.

      ARTICLE TWELVE. CANCELLATION OF REGISTRATION IN THE NATIONAL SECURITIES REGISTRY. Cancellation of the registration of the Company's shares in the Securities Section of the National Securities Registry may be undertaken: (i) by resolution of the Special Meeting of Stockholders, adopted by the favorable vote of the holders of voting or nonvoting shares representing 95% (NINETY-FIVE PERCENT) of the capital stock; or (ii) by resolution of the CNBV; in both cases, the procedure shall be subject to the provisions of the Securities Exchange Act and the regulatory and administrative precepts issued pursuant to such act.

                         TITLE THREE; CHANGE OF CONTROL

      ARTICLE THIRTEEN. CERTAIN TERMS DEFINED. For the purposes of this Title Three, and as required by the context of the rest of these Bylaws, the following terms shall have the meanings indicated below:

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      "Shares" means the shares representing the capital stock of the Company, regardless of their class or series, or any certificate, security, or instrument issued based on those shares or which grants any right on those shares or is convertible into those shares, including, specifically, ordinary certificates of participation which represent the Company's shares.

      "Affiliate" means any company that exercises Control over, is Controlled by, or is under common Control with any Person.

      "Competitor" means:

      (a) any Person dedicated to the contracting, subcontracting, and exploitation of the diverse branches of engineering in all their aspects and specialties, including: (i) pure and applied research, consulting, the contracting and subcontracting of all types of civil, industrial, and/or urban engineering works, in all their branches; (ii) the construction, operation, supervision, and maintenance of all types of works, projects, and/or development of public infrastructure, including the operation of airport services, whether concessioned or licensed; (iii) the construction, development, and sale of housing, real-estate projects and services of any type or class, whether public or private in nature, and whether undertaken nationally or internationally; and/or

      (b) the activities or lines of business, which from time to time the Company and/or its Affiliates or Subsidiaries undertake, of a nature analogous or connected to the foregoing.

      "Consortium" means the set of Legal Persons bound to each other through one or more Natural Persons who, comprising a group of persons, has control over the former.

      "Control," "Controlled" or "To Control" means:

      (a) ownership of more than one-half of the shares or securities representing the capital stock of a Legal Person; or

      (b) the ability of a Person or group of Persons, to undertaken any of the following acts: (i) to impose, directly or indirectly, decisions on general meetings of stockholders, of members, or equivalent bodies; (ii) to name or remove the majority of the Directors, administrators, or their equivalents, of a Legal Person; (iii) to maintain ownership of rights which allow, directly or indirectly, votes to be cast with respect to more than 50% (FIFTY PERCENT) of the capital stock of a Legal Person; and/or (iv) to direct, directly or indirectly, the management, strategy, or the principal policies of a legal person, either through ownership of securities, by contract, or in any other form.

      "Restrictive Agreements" means all agreements, conventions, contracts, or any other legal acts of any nature, verbal or written, of greater than or equal to 5% (FIVE PERCENT) or more of the total Shares into which the capital stock is divided, by virtue of which mechanisms or pacts to form voting blocs for one or several of the Company's stockholders' meetings are formed or adopted. Restrictive Agreements do not include agreements that are made by stockholders to appoint minority Directors.

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      "Business Group" means the set of Legal Persons organized under direct or indirect schemes to participate in the capital stock, in which a single Legal Person holds Control over such Legal Persons.

      "Material Influence" means ownership or holding of rights, directly or indirectly, which allows votes to be cast for at least 20% (TWENTY PERCENT) or more of the Shares, when such participation does not grant Control over the Company.

      "Person" means indistinctly a Natural Person or a Legal Person.

      "Natural Person" means any natural person or group of natural persons who have agreements, of any nature, to make decisions in a similar manner.

      "Legal Person" means any legal person, company, credit or financial institution acting as a trustee institution under a trust agreement or an analogous entity, or any other vehicle, entity, company, or form of economic or legal association or any of the Subsidiaries or Affiliates thereof or, when any group of persons is acting jointly, concertedly, or in coordination.

      "Related Person" means such Persons who fall under the following hypotheses:

      (a) who Control or who may, directly or indirectly, determine or conduct the policies and administration of a Legal Person which forms part of the Business Group or Consortium to which the Person in question belongs, as well as the Directors or administrators and relevant executives of the members of such Business Group or Consortium;

      (b) who are able, directly or indirectly, to determine or conduct the policies and administrative of a Legal Person which forms part of a Business Group or Consortium to which the Person in question belongs;

      (c) the spouse or concubine or concubinary and such Persons as have a relationship by blood, affinity, or in-law up to the fourth degree, with such Natural Persons as fall under the hypotheses indicated in points (a) and (b), above, as well as the partners of such Natural Persons;

      (d) the Legal Persons who are part of the Business Group or Consortium to which the Person in question belongs.

      (e) the Legal Persons over which any of the Persons cited in points (a) to (d), above, exercise Control or who can, directly or indirectly, determine or conduct the policies and administration; and, in general,

      (f) any Natural Person, Legal Person, or any blood relative, relative by affinity or in-law, up to the fourth degree or any spouse or concubinary, or any of the Subsidiaries or Affiliates of any of the foregoing, (i) who belongs to the same economic or interest group as the Person in question; or (ii) who acts concertedly with the Person in question.

      "Subsidiary" means any company with respect to which: (i) a Person is the owner of the majority of shares representing its capital stock or with respect to which a Person has the right to designate the majority of the members of its board of directors or its administrator; (ii) a Person

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with the ability to impose, directly or indirectly, decisions on general meetings of stockholders, of members, or equivalent bodies or, with respect to which, a Person can direct, directly or indirectly, the administration, strategy, or principal policies of a legal person, either through ownership of securities, by contract or in any other form.

      ARTICLE FOURTEEN. AUTHORIZATION TO CHANGE CONTROL.

      (a) Prior written authorization shall be required from the Board of Directors and/or the Special Meeting of Stockholders, as specified in this Title, to undertake any of the following acts:

      (i) Entering into an individual or joint acquisition with another Person or with a Related Person, of Shares or rights over Shares, through any means or title, directly or indirectly, either in an act or a series of acts without time limitation there between, whose result is the individual shareholding or joint shareholding with another person or a directly or indirectly Related Person either equal to or greater than 5% (FIVE PERCENT) or to a multiple of 5% (FIVE PERCENT) of the total Shares into which the Company's capital stock is divided.

      (ii) Entering into any Contract, Convention, or legal act which seeks to limit or results in the transfer of any of the rights and authorities which appertain to stockholders or holders of the Company's Shares, including derivative financial instruments or transactions, as well as acts which imply the loss or limitation of the voting rights granted by shares representing the capital stock of this Company in a proportion greater than or equal to 5% (FIVE PERCENT) of the total Shares into which the Company's capital stock is divided; and

      (iii)    Entering into Restrictive Agreements.

      (b) The favorable prior written approval of the Board of Directors cited in this Article shall be required notwithstanding whether the purchase or acquisition of the Shares or rights thereon is to be undertaken within or without the stock exchange, directly or indirectly, through a public offering, private offering, or through any other mode or legal act, in one or several transactions of any legal nature, simultaneous or successive, in Mexico or abroad.

      ARTICLE FIFTEEN. REQUEST FOR AUTHORIZATION. To request the authorization cited in the preceding Article, the Person who seeks to undertake the acquisition or enter into Restrictive Agreements shall present their request in writing to the Board of Directors, which shall be addressed and delivered in a certified form to the Chairman of the Board of Directors and to the Secretary of the Board itself, with a copy to the Director General, at the domicile of the office of the secretary of the Board of Directors which is indicated on the last notification for a meeting of stockholders. The aforementioned request shall establish and detail the following:

      (i) the number and class or series of Shares which the Person in question or any other Related Person thereto: (a) is owner or co-owner; or (b) with respect to which it has Control, shares or enjoys any right, either by contract or for any other cause, as well as the price at which such Shares were acquired;

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      (ii)     the number and class or series of Shares which the Person in question or any Related Person thereto seeks to acquire or seeks to concentrate by virtue of the aforementioned entering into of Restrictive Agreements in a period which includes the next 12 (TWELVE) months from the date of the request, either directly or through any Related Person;

      (iii) the number and class or series of Shares with respect to which it seeks to obtain or share Control, any right, either by contract, agreement, or for any other cause;

      (iv) (a) the percentage which the Shares cited in point (i), above, represent of the total Shares issued by the Company; (b) the percentage which the Shares cited in point (i) above represent of the series to which they belong; (c) the percentage which the Shares cited in points (ii) and (iii), above, represent of the total Shares issued by the Company; and (d) the percentage which the Shares cited in points (ii) and (iii), above, represent of the class or the series to which they belong;

      (v) the identity and nationality of the Person or group of Persons who seek to acquire the Shares or seek to concentrate by virtue of entering into Restrictive Agreements, with the understanding that if any of those Persons is a Legal Person, the following shall be specified: (a) the identity and nationality of the Person or Persons who Control, directly or indirectly, the Legal Person in question, until such time as the Natural Person or Persons who maintain any right, interest, or participation of any nature in such Legal Person, is identified; and (b) whether such Legal Person has a foreigner-exclusion clause;

      (vi) the reasons and objectives for which they seek to acquire the Shares or seek to concentrate by virtue of entering into the Restrictive Agreements subject to the authorization requested, particularly mentioning whether it has the purpose of acquiring or directly or indirectly becoming holder of a Material Influence or acquiring Control of the Company through any means, and if applicable, the form in which such Control shall be acquired;

      (vii) whether it is directly or indirectly a Competitor of the Company itself or of any Subsidiary or Affiliate of the Company and whether it has the authority to acquire or concentrate, legally, by virtue of entering into Restrictive Agreements, the Shares as established in these Bylaws and in the applicable law; likewise, it shall be specified whether the Person who seeks to acquire or enters into Restrictive Agreements on the Shares in question, has blood relatives, relatives by affinity or in-laws up to the fourth degree or a spouse, concubine, or concubinary, who may be deemed a Competitor of the Company or of any Subsidiary or Affiliate of the Company, or whether it has any economic relationship with a Competitor or any interest or participation either in the capital stock or in the management, administration, or operation of a Competitor, directly or through any Person or blood relative, relative by affinity or in-law, up to the fourth degree of any of his or her spouses, concubines, or concubinaries;

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      (viii)   the origin of the funds which it seeks to use to pay the price of the Shares covered by the request; in the case that the funds derive from any financing, the identity and nationality of the Person who provides such funds shall be specified, and the documentation signed by that Person that proves and explains the conditions of such financing shall be delivered together with the request for authorization;

      (ix) if it forms part of any economic group, comprised of one or more Related Persons, which as such, in one act or a series of acts, seeks to acquire Shares or rights thereon or to enter into a Restrictive Agreement or, if applicable, whether such economic group is the owner of Shares or rights thereon or is party to a Restrictive Agreement;

      (x) if it has received funds as a loan or under any other title from a Related Person or has provided funds on loan or under any other title to a Related Person, in order to pay the price of the Shares; and

      (xi) the identity and nationality of the financial institution which would act as placement intermediary, if the acquisition in question is undertaken through a public offering.

      ARTICLE SIXTEEN. Authorization Procedure.

      (a) Within the 10 (TEN) business days after the date on which the Board of Directors has received a certified offer of the request for authorization cited in the preceding Article accompanied by all the documentation that proves the veracity of the information cited therein, the Chairman of the Board of Directors and, in his absence, the Secretary of the Board, shall convene the Board of Directors to discuss and decide on the request for authorization in question.

      (b) The Board of Directors or the Special Meeting of Stockholders, as the case may be, shall decide on all requests for authorization no later than 90 (NINETY) days after the date on which such request was presented to the Board of Directors; with the understanding that: (i) the Board of Directors may, in any case and without incurring liability, submit the request for authorization to the Special General Meeting of Stockholders; and (ii) the Special Meeting of Stockholders shall necessarily decide on any request for authorization when the Board of Directors has been convened under the terms stipulated in these Bylaws, but such Board of Directors could not meet for any reason or no resolution was adopted with respect to the request made.

      (c) The Board of Directors may request from the Person who seeks to acquire the Shares or enter into the Restrictive Agreements on the Shares in question, through the Chairman of the Board of Directors or the delegate authorized to this end, such clarifications as it deems necessary to resolve the request for authorization that was presented to it, including additional documentation which proves the veracity of the information that must be presented according to these Bylaws, within the 20 (TWENTY) days after the date on which the request in question was received. If the Board of Directors requests clarifications or additional documentation, the requesting Person shall provide the corresponding information within the 20 (TWENTY) days after the date on which the request was made by the Board of Directors.

      (d) If the term established in point (b) of this Article for holding the Special General Meeting of Stockholders that must decide on the request for authorization has lapsed, without such Meeting have been undertaken, including if it was called in time, it shall be deemed that the respective decision is to deny the request in question.

      (e) The Special General Meeting of Stockholders that meets to address a request for authorization shall be called at least 15 (FIFTEEN) calendar days in advance of the date on which such Meeting will should take place through publication of the applicable notification under these Bylaws, with the understanding that the Order of the Day shall make express mention of this Title and such Meeting shall have the installation and voting requirements indicated in these Bylaws.

      ARTICLE SEVENTEEN. EVALUATION CRITERIA. In the evaluation made of the requests for authorization cited in this Title, the Board of Directors and/or the Special General Meeting of Stockholders, as the case may be, shall take into account the following, among other factors: (i) the benefit that would be expected for the progress of the Company; (ii) the increase that might occur in the value of the stockholders' investment; (iii) due protection of minority shareholders; (iv) whether the Person who submitted the request is a Competitor of the Company, its Subsidiaries and/or Affiliates; (v) if the Person who submitted the request meets the requirements stipulated in this Title Three of the Bylaws; and (vi) such other elements as the Board of Directors or the Special General Meeting of Stockholders deem adequate, related to factors of a financial, economic, market, or business nature, the continuity or change in the strategic vision of the Company, and the characteristics of the Person who submitted the request for authorization, such as its moral and economic solvency, reputation, and prior conduct.

      ARTICLE EIGHTEEN. PUBLIC OFFER TO PURCHASE.

      (a) If the Board of Directors or Special General Meeting of Stockholders authorizes the request made and it refers to a Material Influence or to Control over the Company, the following shall be adhered to:

      (i) If the planned acquisition of Shares results in or is undertaken with the intention that the acquirer be the holder, directly or indirectly, of a Material Influence, the Person who seeks to acquire the Shares in question shall make a public offer to purchase, at a price payable in cash and determined as a function of that indicated in this Article, for the percentage of the Company's capital stock equivalent to the percentage of Shares that it seeks to acquire or for 10% (TEN PERCENT), whichever is greater, which shall be assigned on a prorated basis among the other stockholders; and

      (ii) If the planned acquisition of Shares results in or is undertaken with the intention that the acquirer be the holder, directly or indirectly, of Control of the Company, the Person who seeks to acquire the Shares in question shall make a public offer to purchase, at a price payable in cash and determined as a function of that indicated in this Article, for 100% (ONE HUNDRED PERCENT) of the Shares representing the Company's capital stock.

      (b) The public offer to purchase cited in this Article shall be realized simultaneously in Mexico and in any other jurisdiction where the Company's Shares are registered or listed to be traded on a securities exchange, within the 60 (SIXTY) days after the date on which the acquisition of Shares in question was authorized by the Board of Directors or by the Special General Meeting of Stockholders, unless such Board or Meeting authorizes a greater term. The price that is paid for the Shares shall be the same, notwithstanding the class or series in question. If there are certificates or instruments that represent two or more Shares representing the capital stock of the Company and Shares issued and circulating independently, the price of the latter shall be determined by dividing the price of the aforementioned certificates or instruments by the number of underlying Shares that such certificates represent.

      (c) The public offering to purchase cited in this Article shall be undertaken for a price in cash no less than the price that is the greatest among the following:

      (i) the book value of the Share pursuant to the last quarterly statement of results approved by the Board of Directors;

      (ii) the highest closing price for stock-market transactions during any of the 365 (THREE HUNDRED SIXTY-FIVE) days prior to the date of the authorization granted by the Special General Meeting of Stockholders or by the Board of Directors, as the case may be; or

      (iii) the highest price paid for the shares at any time by the Person or Related Person who acquires the Shares covered by the request authorized by the Special General Meeting of Stockholders or the Board of Directors, as the case may be.

      (d) Without prejudice to the foregoing, the Board of Directors or the Special General Meeting of Stockholders may authorize, at their sole discretion, undertaking the public offer to purchase at a price other than that which results from the preceding points, provided that it has approval from the Committee that performs Audit functions, which may be based on an opinion issued by an independent advisor that states the reasons why the terms of the public offer to purchase are deemed warranted.

      (e) The Person or Related Person who undertakes any acquisition of Shares authorized by the Special General Meeting of Stockholders or by the Board of Directors, and who should have undertaken a public offer to purchase pursuant to this Article, shall not be registered in the Company's share registry until such time as such public offer to purchase has concluded successfully. As a result, such Person may not exercise the corporate rights that appertain to the Shares whose acquisition was authorized until such time as the public offering to purchase has ended successfully.

      (f) If Persons or Related Persons are already stockholders of the Company and, therefore, were registered in the Company's share registry, the acquisition of Shares authorized by the Special General Meeting of Shareholders or by the Board of Directors shall not be registered in the Company's share registry until such time as the public offer to purchase, which must be undertaken pursuant to the provisions of this Article, has concluded successfully and, as a result, such Persons may not exercise the corporate rights that appertain to the acquired Shares.

      ARTICLE NINETEEN. ADDITIONAL AUTHORITIES.

      (a) The Board of Directors or the Special General Meeting of Shareholders, as the case may be, shall be authorized to determine whether one or more Persons who seek to enter into Restrictive Agreements or acquire or may have acquired Shares, are acting or it is presumed that they are acting jointly, in coordination, or concertedly with others or that they are Related Persons, in which cases, the Persons in question shall be deemed a single Person for the effects of the provisions of this Title. Without limiting the aforesaid, it shall be presumed that two or more Persons are acting jointly or concertedly when they are related by reason of family, form part of a single Business Group, Consortium, group of businesses or capital, or when there is another agreement or convention among them that refers to their respective holding of Shares or to the rights derived therefrom, to take or impose decisions on Meetings of Stockholders or with respect to the rights derived from such Shares.

      (b) Likewise, the Board of Directors and the Special General Meeting of Stockholders, as the case may be, may determine at their sole discretion the cases in which the acquisition in question implies or may come to imply the acquisition of Control over the Company or those cases in which the Shares whose holders are other Persons, for the effects of the provisions of this Title and subsequent ones of these Bylaws, shall be deemed as Shares of a single Person.

      ARTICLE TWENTY. CHARACTERISTICS OF AUTHORIZATIONS.

      (a) The authorizations granted by the Board of Directors or by the Special General Meeting of Stockholders pursuant to the provisions of this Title:

      (i) shall authorize the recipient to acquire the Shares in question up to the maximum amount or percentage indicated in the corresponding authorization, which authorization shall take into account the information and considerations submitted by the recipient upon submitting its request for authorization, particularly insofar as whether it seeks or not to undertake acquisitions of Shares or to formalize additional Restrictive Agreements within a period of 12 (TWELVE) months from the formalization of the request; and

      (ii) may establish that the authorization in question shall be in effect for a specific period of time during which the acquisition of the Shares or the execution of the Restrictive Agreement in question shall be undertaken.

      (b) The authorizations by the Board of Directors or the Special General Meeting of Stockholders shall not be transferable, unless otherwise indicated in the respective authorization or unless the Board of Directors authorizes their transfer.

      (c) The authorizations granted by the Board of Directors or the Special General Meeting of Stockholders with respect to the requests formulated based on this Title shall be null and void if the information and documentation on which such authorizations were granted is not, or ceases to be, true.

      ARTICLE TWENTY-ONE. EXCEPTIONS. Unless the Securities Exchange Act or the administrative precepts issued pursuant to such law expressly authorize otherwise, the authorization and the public offering to purchase cited in this Title shall not be necessary if:

      (i) the acquisitions or transfers of Shares are made by succession, whether inheritance, legacy, or other provisions or instruments that operate mortis causa;

      (ii) the increase in the percentage shareholding of any shareholder of the Company is a result of a reduction in the number of Shares in circulation derived from a purchase of treasury Shares by the Company or an early redemption thereof;

      (iii) the increase in the percentage shareholding of any shareholder of the Company that, if applicable, results from subscribing to Shares derived from increases in capital made by such shareholder in proportion to the number of shares he had before the aforementioned increase in capital under the terms of Article 132 (ONE HUNDRED THIRTY-TWO) of the General Business Companies Act or in a public offering under the terms of Article 53 (FIFTY-THREE) of the Securities Exchange Act, provided that it is so authorized by the Meeting of Stockholders or the Board of Directors;

      (iv) acquisitions of Shares by the Company or its Subsidiaries, or by trusts established by the Company itself or its Subsidiaries, or by any other Person Controlled by the Company or by its Subsidiaries; and

      (v) the acquisition of Shares by: (a) the Person who maintains effective control over the Company; (b) by any Legal Person who is under the Control of the Person cited in subpoint (a) herein;
               (c) by succession of the Person pursuant to subpoint (a) herein;
               (d) through the direct-line ancestors or descendents of the Person cited in subpoint (a) herein; (e) by the Person cited in subpoint (a) herein, when he is reacquiring shares from any Legal Person cited in subpoint (b) herein or the ancestors or descendants cited in subpoints (c) and (d) herein.

      ARTICLE TWENTY-TWO. COMPLIANCE WITH PROVISIONS.

      (a) All Persons who have or acquire one or more Shares of the Company, hereafter and thereby agree to abide by and comply with the provisions of the Company's Bylaws. The Company shall absolutely not recognize the corporate rights derived from the respective Shares, and shall refrain from registering in the registry cited in Articles 128 (ONE HUNDRED TWENTY-EIGHT) and 129 (ONE HUNDRED TWENTY-NINE) of the General Business Companies Act, and 280 (TWO HUNDRED EIGHTY) Part VII of the Securities Exchange Act, such Persons who acquire Shares in contravention of the provisions of these Bylaws or who do not have the respective authorizations, applying in all cases the provisions of these Bylaws.

      (b) Without prejudice to the provisions of this Title and in addition to the other provisions of these Bylaws and pursuant to the provisions of Article 2117 (TWO THOUSAND ONE HUNDRED SEVENTEEN) of the Federal Civil Code, any Person who acquires Shares or rights on shares without having the authorizations cited in this Title, shall be obligated to pay a contractual penalty to the Company in an amount equivalent to the market value of all the Shares he may have acquired without having such authorizations. In the case of acquisitions of Shares or rights on shares by virtue of entering into restrictive agreements without having the authorizations cited in this Title effected under gratuitous title, the contractual penalty shall be for an amount equivalent to the market value of the Shares covered by the acquisition or resulting from the concentration by virtue of entering into the restrictive agreements in question.

              TITLE FOUR; MANAGEMENT AND SUPERVISION OF THE COMPANY

                       CHAPTER ONE; THE BOARD OF DIRECTORS

      ARTICLE TWENTY-THREE. COMPOSITION.

      (a) The management of the Company shall be given to a Board of Directors and to a Director General.

      (b) The Board of Directors shall be comprised of at least 5 (FIVE) and a maximum of 21 (TWENTY-ONE) Directors, as determined by the Regular General Meeting of Stockholders itself, of whom: (i) at least 25% (TWENTY-FIVE PERCENT) shall be independent, as the characteristics of "Independent Director" are defined in the Securities Exchange Act, as well as in the market regulations binding on the Company, both national and foreign; and (ii) the majority shall be Mexican nationals.

      (c) The Regular General Meeting of Stockholders or the Board of Directors shall have authority to appoint from among their members he who should hold the position of Chairman of the Board. The Board of Directors has the authority to appoint from among its members that Director who should replace the Chairman in his temporary absences, with such modalities as it deems appropriate for the better performance thereof.

      (d) The Board of Directors shall meet in case of resignation or permanent absence of the Chairman, and the respective session shall be convened and presided over by the Director who replaces the Chairman in his temporary absences, in order to appoint from among its members the Director who should hold the position of Chairman of the Board of Directors.

      (e) The Secretary and Assistant Secretary of the Board of Directors shall be appointed by the Board. The appointment shall be made in favor of persons who are not members of the Board of Directors notwithstanding the positions or capacities those appointed have within or without the Company.

      ARTICLE TWENTY-FOUR. APPOINTMENT OF DIRECTORS.

      (a) In the Regular General Meeting of Stockholders that meets to take cognizance of the approval of the report cited in Article 172 (ONE HUNDRED SEVENTY-TWO) of the

Business Companies Act, one-third of the members of the Board of Directors shall be appointed or ratified, as the case may be.

      (b) Members of the Board of Directors shall hold office for a minimum period of 3 (THREE) years, except in the following cases: (i) death or disability of the Director; (ii) resignation of the Director; (iii) occurrence of an impediment under the terms of the applicable law; or (iv) when so approved by 51% (FIFTY-ONE PERCENT) of the shares in circulation meeting in the Regular General Meeting of Shareholders in question. Directors shall continue in office, even if the term for which they were appointed has lapsed or if they resign their position, up to a period of 30 (THIRTY) calendar days, if there is no appointment of a substitute or when such substitute has not taken office, without being subject to the provisions of Article 154 (ONE HUNDRED FIFTY-FOUR) of the Business Companies Act.

      (c) In any of the cases of points (i) to (iii) cited in the preceding paragraph, the position of Director shall be held by the person named by the Board of Directors as provisional full Director, or the Regular General Meeting of Stockholders meets to ratify the provisional Director or to appoint the new full Director who shall have to replace him until the end of the term of office of the Director in question. If the provisional Director is also subject to any of the cases under points (i) to (iii) cited in the preceding paragraph, the Board of Directors shall appoint the provisional Director who replaces him and who shall be in office until the next Regular General Meeting of Stockholders meets to ratify or appoint the new Director, who should replace him until the end of the period of the Director who ceased to form part of the Board of Directors.

      (d) If the number of members of the Board of Directors changes within the limits allowed by these Statutes, any increase or decrease shall be proportional among the groups of Directors in view of the term of their appointment, in order to retain the proportion cited in point (b) of this Article. New members of the Board of Directors who are appointed to maintain the aforementioned proportion, shall hold the position for the remaining term of the group of Directors of which they were members, but in no case shall a decrease in the number of members of the Board of Directors have as a result a reduction in the terms of the members of the Board of Directors who are in office at that time.

      (e) The Regular General Meeting of Stockholders shall be in charge of ensuring that the staggered appointment of the members of the Board of Directors in terms of this Article does not prevent any stockholder or group of stockholders from exercising the right cited in Article Twenty-Five of these Bylaws. In any case, the appointment and removal of minority Directors shall not be subject to the rules stipulated in point (b) of this Article for the rest of the Directors.

      (f) Revocation in a single meeting of the appointment of all the members of the Board of Directors will require the favorable vote of 51% (FIFTY-ONE PERCENT) of the shares in circulation meeting in the Regular General Meeting in question. In this case, new members of the Board of Directors shall be appointed as stipulated in point (b) of this Article.

      (g) The provisions of Articles 24 (TWENTY-FOUR) and 26 (TWENTY-SIX) of the Securities Exchange Act, shall be followed at all times in the appointment of Directors.

      ARTICLE TWENTY-FIVE. RIGHT OF MINORITIES TO APPOINT DIRECTORS.

      (a) In any Regular General Meeting of Stockholders that meets to address the appointment of Directors, all minority stockholders with a right to vote, including limited or restricted, who represent at least 10% (TEN PERCENT) of the capital stock in one or more series of shares, shall have a right to appoint a Director. Those who exercise this right may not participate in the appointment of the remaining Directors.

      (b) The appointment of the Director or Directors appointed by minorities may only be revoked when the appointments of all the other Directors are revoked or when the minority itself that designated them so determines. In this latter case, the substituted persons may not be named with such capacity for the next 12 (TWELVE) months after the date of revocation.

      ARTICLE TWENTY-SIX. BOARD OF DIRECTOR MEETINGS; COMPOSITION AND VOTE.

      (a) The Board of Directors shall meet at least 4 (FOUR) times per year. The Board of Directors shall meet validly with the attendance of the majority of its members and its resolutions shall be made by a majority of votes. In case of a tie, the Chairman shall have the tie-breaking vote.

      (b) In the case of the resolutions cited in Title Three of these Bylaws, for the Board to be able to meet validly at least 75% (SEVENTY-FIVE PERCENT) of full Directors shall have to be present, and their agreements and resolutions, to be valid, shall be taken with a favorable vote of the majority of Directors present.

      ARTICLE TWENTY-SEVEN. MEETINGS OF THE BOARD OF DIRECTORS; NOTIFICATIONS AND PLACE HELD.

      (a) The Chairman of the Board of Directors, 25% (TWENTY-FIVE PERCENT) of the Directors or the chairmen of the Committee or Committees who undertake Corporate Practices or Audit functions for the company, may convene meetings of the Board of Directors.

      (b) Meetings shall be held in Mexico City or in any other place within the national territory agreed by the Board itself. Notifications for such meetings shall be sent to those who should attend, at least 5 (FIVE) days in advance of the date of the event. The Order of the Day or the list of matters to be dealt with and resolved shall be sent with the notification.

      (c) In the case of the resolutions cited in Title Three, the notifications for the meetings of the Board of Directors shall be made in writing and sent by the Chairman or the Secretary to each one of the full Directors at least 10
(TEN) days in advance of the date on which the meeting will take place. For the effects of the provisions of Title Three, resolutions made outside a meeting of the Board shall not be valid.

      ARTICLE TWENTY-EIGHT. CHAIRMAN AND SECRETARY OF MEETINGS OF THE BOARD OF DIRECTORS. The Chairman of the Board of Directors shall preside over the meetings thereof and, in his absence, the Director appointed pursuant to the rules that the Board itself has established for the better performance thereof. The Secretary of the Board shall act as secretary of the meetings and in his absence the Assistant Secretary, and in the absence of both, such person as the Director who presides over the meeting appoints, shall act as secretary of the meeting.

      ARTICLE TWENTY-NINE. MINUTES OF MEETINGS. Minutes shall be prepared for all meetings of the Board of Directors by the person who acts as secretary of the meetings and shall contain the matters dealt with and the resolutions made. Such minutes shall be filed in the respective Minutes Book and shall be signed by those who have acted as Chairman and as Secretary of the meeting.

      ARTICLE THIRTY. BOARD RESOLUTIONS OUTSIDE A MEETING. Without need to meet in a session, the Board of Directors may adopt resolutions by unanimity; in this case the consent of the Director may be stated verbally to the Chairman or to the members who aid him, the Director who verbally grants his consent shall confirm it in writing. The written confirmation shall be sent to the Chairman and the Secretary immediately through any means that guarantees that it will be received. Resolutions adopted under the terms of this article shall be transcribed in the respective minutes book and these minutes shall be authorized with the signature of the Chairman and the Secretary, adding to it the documents that contain the resolutions adopted.

      ARTICLE THIRTY-ONE. AUTHORITIES OF THE BOARD OF DIRECTORS.

The Board of Directors shall be responsible for defining the general business strategy of the Company and of the legal persons it controls. It shall supervise the management and conduct of business, as well as the performance of the Director General and its Relevant Executives, for which it shall have the authorities, which by way of example but not limitation, include the following:

      (a) Supervise the management and conduct of the operations inherent to the objective of the Company or that are a direct or indirect consequence of the legal persons that it controls, considering their materiality to financial, administrative, and legal position of the Company, through the committees that perform the corporate practices and audit functions, within the framework of their respective competencies;

      (b) Supervise the performance of the relevant executives, through the committees that perform corporate practices and audit functions, within the framework of their respective competencies;

      (c) Approve with the prior opinion of the competent committee:

      (i) the policies and guidelines for the use or enjoyment of the things that comprise the Company's assets and those of the legal persons it controls, by Related Parties;

      (ii) each individual transaction with Related Persons, which the Company or the legal persons that it controls seeks to enter into. Entering into the transactions indicated below shall not require approval of the Board of Directors when they are in accord with the policies and guidelines approved by the Board:

               (1) transactions that because of their size, lack materiality for the Company or the legal persons it controls;

               (2) transactions undertaken between the Company and the legal persons it controls or on which it has a material influence or between any of them, provided that they are within the ordinary and normal scope of business and are deemed entered into at market prices or supported by appraisals made by specialist outside agents; and

               (3) transactions that are undertaken with employees, provided that they are undertaken under the same conditions as with any other customer or as a result of labor loans in general;

      (iii) transactions that are undertaken, simultaneously or successively, which because of their characteristics are deemed a single transaction and which the Company or the legal persons it controls seek to undertake, within the term of one fiscal year, when they are unusual or non-recurrent, or their amount represents, based on the figures corresponding to the end of the immediately preceding quarter, in any of the following cases:

               (1) the acquisition or alienation of assets of an amount greater than or equal to 5 percent (FIVE PERCENT) of the Company's consolidated assets; and

               (2) the granting of guaranties and the assumption of liabilities in an amount greater than or equal to 5 percent (FIVE PERCENT) of the Company's consolidated assets. Excepted are investments in debt securities or in bank instruments, provided they are undertaken pursuant to the policies which to that end the Board approves;

      (iv) the appointment, election and, if applicable, removal of the Director General of the Company, his full compensation, as well as the policies for appointing and compensating the other relevant directors. The Director General shall be a Mexican, may be a stockholder, director, member of other administrative bodies or a person alien to the Company. He shall have the authorities and obligations that are granted to him by Law and those stipulated in these Bylaws, or such as are granted to him in the act of his appointment;

      (v) policies for the granting of loans, or any type of credits or guaranties to related persons;

      (vi) the dispensations for a director, relevant director, or person with a power of attorney, to take advantage of business opportunities for himself or for third parties, which belong to the Company or to the legal persons which it controls or on which it has a material influence. Dispensations for transactions whose amount is less than that stated in number (3), above, may be delegated to the committee in charge of corporate practice functions;

      (vii) the guidelines for internal control and internal audit of the Company and the legal persons it controls;

      (viii) the Company's accounting policies, in accordance with recognized accounting principles or those issued by competent stock exchange authorities through general stipulations;

      (ix)     the Company's Financial Statements;

      (x) the contracting of the legal person appointed by the Audit Committee to provide external audit services and, if applicable, services in addition to or complementary with those of the external audit;

      (xi) the guidelines for the operation of the complaint system of the Company and the legal persons that it controls;

      (d) To present to the General Meeting of Stockholders that is held because of the closing of the corporate fiscal year:

      (i) the reports of the Chairmen of the committees that perform corporate practice and audit functions, in relation to the exercise of their functions;

      (ii) the report of the Director General which he prepares in terms of number ten (10) of Article Thirty-One of the Corporate Bylaws, accompanied by the report of the external auditor;

      (iii) the opinion of the Board of Directors on the content of the Report of the Director General;

      (iv) the report cited in Article 172 point b) of the General Business Companies Act, which contains the accounting and reporting policies and criteria followed in preparing the financial information;

      (v) the report on the operations and activities in which it was involved, as stipulated in the Securities Exchange Act;

      (e) To monitor the principal risks to which the Company and the legal persons it controls are exposed, identified by the committees, the Director General and the external auditor, as well as the accounting, internal control and internal audit systems, recordation, filing, or reporting of the Company and its subsidiaries through the committee in charge of performing the audit functions.

      (f) To approve the policies on reporting and communicating with shareholders and the market, as well as with directors and relevant directors, to comply with the provisions of the Securities Exchange Act.

      (g) To determine the corresponding actions, in order to correct the irregularities of which it is aware and to implement the corresponding corrective measures.

      (h) To establish the terms and conditions that the Director General shall follow, in the exercise of the powers of attorney to perform acts of dominion.

      (i) To order the Director General to disclose to the public the material events of which he is aware.

      (j) To decide, at the proposal of the Chairman of the Board of Directors or the Director General, on matters that are related to the acquisition or sale by the Company of stock, bonds, or securities, or its participation in other companies or corporations and to the acquisition, construction, or sale of real estate;

      (k) To decide on the acquisition and placement of treasury shares;

      (l) To create such special committees as it deems necessary or convenient to undertake the Company's operations, including the Committee or Committees that perform the functions of Audit and Corporate Practices under the terms of the applicable precepts issued pursuant to the Securities Exchange Act.

Such Committees shall be comprised of equity [sic], independent Directors or employees of the Company, with the exception of the Committee or Committees that perform Audit and Corporate Practices functions which shall be comprised exclusively of independent Directors. The appointment of the members of such Committees shall be comprised exclusively of independent Directors. The appointment of the members of such Committees shall be made at the proposal of the Chairman of the Board;

      (m) To approve the appointment of the Internal Auditor, at the proposal of the Chairman of the Board;

      (n) To approve annually the operating expenses of the special committees, as well as the internal rules of each one of the Committees;

      (o) To determine how the shares owned by the Company shall be voted in special and regular general meetings of shareholders of companies in which it holds the majority of shares.

      (p) To approve payment of the bonuses granted under the scope of the bonus plans assigned to officers and employees of the Company and their controlled entities based on their performance and the performance of the Company itself, pursuant to the rules approved by the General Meeting of Stockholders and the procedural determinations established by the Board of Directors; and

      (q) To execute the resolutions of Meetings, to delegate such authorities as by order of the law cannot be delegated to the Committees among the Board of Directors itself or to any of the Directors, the Chairman of the Board, the Director General, the agents who are to that end appointed to exercise such authorities in the transaction or transactions or under the terms and conditions as the Board indicates.

      (r) To perform any other function stipulated by the Securities Exchange Act, in the Corporate Bylaws or by charge of the Meeting of Stockholders.

      ARTICLE THIRTY-TWO. ADDITIONAL AUTHORITIES OF THE BOARD OF DIRECTORS. In addition to that indicated in the preceding Article, the Board of Directors shall have the authority to instruct the Director General to grant or revoke all types of general, special, and/or limited powers of attorney on behalf of the Company, to one or more members of the Board of Directors itself, employees and/or officers of the Company and/or its subsidiaries and, in general, to any other third party whether they are a natural or legal person, with the ability to include in such powers of attorney the authority to delegate and/or subrogate them.

      ARTICLE THIRTY-THREE. CHAIRMAN OF THE BOARD OF DIRECTORS. The Chairman of the Board of Directors shall have the following authorities:

      (i) to represent the Board before all types of persons and authorities;

      (ii) to propose to the Board the strategy for conducting the business of the Company and the entities controlled by it, as well as the actions tending toward the achievement of its corporate objective;

      (iii) to ensure that the Board meets at least once every 3 (THREE) months. Likewise, he may convene Board meetings, in which he shall have the tie-breaking vote;

      (iv) to propose for the approval of the Board the appointment of temporary Directors under the terms of Article 24 (TWENTY-FOUR) of the Securities Exchange Act;

      (v) to propose for the approval of the Board the appointment of the independent directors who must form part of the Committee or Committees that perform the Audit and Corporate Practices functions and other committees determined by the Board;

      (vi) to propose to the Board for approval by the General Meeting of Stockholders the person(s) who should hold the position of Chairman of the Committee or Committees that perform the Audit and Corporate Practices functions;

      (vii) to propose to the Board of Directors the creation of special committees, the composition thereof and the persons who should preside over those committees;

      (viii) to convene sessions of the Board and Meetings and to insert into the Order of the Day such points as he deems pertinent;

      (ix) to propose for approval by the Board the appointment and removal of the Director General;

      (x) to propose to the Board for approval by the General Meeting of Stockholders, with support from such information as, if applicable, is prepared by the respective committee, the remuneration or compensation of the members of the Board;

      (xi) to propose for the approval of the Board and he shall coordinate the method of selecting for the succession of the Chairman of the Board and the Director General;

      (xii) to ascertain, conduct, and propose to the Board the answer to the requests for authorization cited in Title Three of these Bylaws;

      (xiii) to hold agency for the Company, in any national or worldwide forum of employer participation; and

      (xiv) to have such other authorities and responsibilities as are attributed to him by law and these Bylaws, or as are delegated to him by the Board of Directors itself or by the Meeting of Stockholders.

      ARTICLE THIRTY-FOUR. AUTHORITIES AND OBLIGATIONS OF THE SECRETARY OF THE BOARD OF DIRECTORS. The following shall be authorities and obligations of the Secretary, or Assistant Secretary, of the Board of Directors:

      (i) to act as secretary for the meetings of the Board of Directors and General Meetings of Stockholders;

      (ii) to keep the corporate books established by law and such others as are required pursuant to these Bylaws, which are specifically charged to another official or employee of the Company or another entity;

      (iii) to cause the minutes of meetings and sessions of the Board to be certified by a notary when so ordered by these bodies of the Company and when appropriate pursuant to the Law; to issue such certifications, uncertified copies, certificates, or extracts of minutes of Meetings and Sessions of the Board of Directors, as well as such records as appear in the books for which he is responsible, authorizing them with his signature; and

      (iv) to have such other authorities and responsibilities as are attributed to him by the law and these Bylaws or are delegated to him by the Board of Directors itself or by the Meeting of Stockholders.

      ARTICLE THIRTY-FIVE. INDEMNIFICATION. The Company shall hold the Directors harmless from such damages as their actions cause to the Company or to such legal persons as the Company controls or on which it has a material influence, except in the a case of fraud, bad-faith or illegal acts pursuant to applicable law. To that end, the Board of Directors may propose to the Meeting of Stockholders taking out insurance, bonds, or sureties which cover the amount of such indemnification including, if applicable, the commitment to cover any payment remaining from indemnifications that exceed the amount of the insurance, in favor of the Directors.

      ARTICLE THIRTY-SIX. GUARANTY. To perform their positions, Directors, non-Director officers members of the Special Committees, the Director General and the non-Director Vice Presidents or members of Special Committees, and directors of the Company, shall grant any of the following guaranties:

      (i) grant a guaranty in the amount of $10,000.00 (TEN THOUSAND PESOS AND 00/100 NATIONAL CURRENCY);

      (ii)     a lien on shares, in the aforementioned amount; or

      (iii) a cash deposit in the amount of $10,000.00 (TEN THOUSAND PESOS AND 00/100 NATIONAL CURRENCY).

                        CHAPTER TWO; THE DIRECTOR GENERAL

      ARTICLE THIRTY-SEVEN. APPOINTMENT AND CHARGE. Management performance and execution of the business of the Company and of the legal persons that the Company controls, subject to the policies and guidelines that govern the Company's general business plan approved by the Board of Directors shall be the responsibility of the Director General, whose appointment may befall an official of the Company or a person outside the Company. The Director General shall remain in his position for an indefinite time period until his appointment is revoked.

      ARTICLE THIRTY-EIGHT. AUTHORITIES OF THE DIRECTOR GENERAL. The Director General shall have, for the performance of his responsibilities, the authorities and obligations that are established in the Corporate Bylaws and in the other applicable bodies of law, including by way of example but not limitation the following:

      (1) to comply with the resolutions of the meetings of stockholders and the Board of Directors, pursuant to the instructions, if applicable, issued by the meeting or the Board;

      (2) to propose to the committee that performs audit functions, the guidelines of the internal control system and internal audit for the Company and the legal persons it controls, as well as to execute such guidelines as are approved to that end by the Board of Directors;

      (3) to sign the relevant information of the Company, together with the relevant directors in charge of preparing it, in the area of their competency;

      (4) to disseminate the relevant information and events that must be disclosed to the public, pursuant to the provisions of the Securities Exchange Act;

      (5) to comply with the precepts related to entering into transactions to acquire and place the Company's treasury shares, approved by the Board of Directors;

      (6) to exercise, himself or through an authorized delegate, within the framework of his competency or by instruction of the Board of Directors, such corrective actions and actions for damages as are warranted;

      (7) to verify that the applicable capital contributions made by members are made;

      (8) to comply with the legal and statutory requirements established, to order payment of dividends to stockholders;

      (9) to ensure that the Company's accounting, recording, filing, or information systems are maintained;

      (10) to prepare and present to the Board of Directors the report cited in
Article 172 of the General Business Companies Act, except the report stipulated in point b) of that Article. Such report shall include a section that includes the state of compliance of the tax obligations for which the Company and its controlled entities are responsible corresponding to the fiscal year in question;

      (11) to establish the mechanisms and internal controls that allow verification that the acts and operations of the Company and the legal persons that it controls, have been in accord with applicable precepts, as well as to monitor the results of those mechanisms and internal controls and to take such measures as are necessary, if applicable;

      (12) to take the actions for damages stipulated in the Securities Exchange Act, against related persons or third parties who have presumably caused damage to the Company or the legal persons that it controls or on which it has a material influence, unless by decision of the Board of Directors after an opinion from the committee in charge of audit functions, the damage caused is not material;

      (13) to coordinate the execution of all operations inherent to the corporate objective of the Company and the companies controlled by it;

      (14) to hold agency of the Company before all types of persons and holders of the public powers of the company and abroad;

      (15) to promote the development of new business before any authority representing the three levels of Government of the country or abroad;

      (16) to manage the contracting, negotiation, placement, or restructuring of the debt of the Company and the companies controlled by it, contracted with entities of the financial sector of the country or abroad or foreign multilateral organisms or through the issuance of securities in Mexico or abroad, subject to the authorization or the guidelines issued by the Board of Directors;

      (17) to create management boards that aid him in his functions, which shall be comprised and shall operate in such manner as determined by the Director General;

      (18) to grant and revoke such general, limited and/or special powers of attorney as are instructed by the Board of Directors pursuant to Article Thirty-two of these Bylaws;

      (19) to perform any other function stipulated in these Bylaws or which by charge of the Meeting of Stockholders, the Board of Directors itself, or the Special Committees he must perform.

      ARTICLE THIRTY-NINE. POWERS OF ATTORNEY OF THE DIRECTOR GENERAL. The Director General of the Company, to exercise his functions, shall enjoy the following general powers of attorney:

      (i) A general power of attorney for litigation and collections with all the general authorities and special authorities that require a special clause pursuant to the law, without any limitation whatsoever, under the terms of the provisions of the first paragraph of Article 2554 (TWO THOUSAND FIVE HUNDRED FIFTY-FOUR) of the Civil Code for the Federal District, and its correlatives in the Civil Codes of the entities of the United Mexican States and of the Federal Civil Code; he shall therefore be authorized, by way of example but not limitation, to file complaints, criminal charges and to grant pardons, to become an offended party and coadjutant in criminal proceedings; to abandon such actions as are filed and actions for protection; to settle, to submit to arbitration, to make and answer interrogatories, to make assignments of assets, to challenge judges, to receive payments and to take all other acts expressly determined by the Law, among which include representing the Company before judicial and administrative, civil or criminal authorities, before labor authorities and courts;

      (ii) A general power of attorney for acts of administration and dominion pursuant to the provisions of paragraphs two and three of Article 2554 (TWO THOUSAND FIVE HUNDRED FIFTY-FOUR) of the Civil Code for the Federal District, and its correlatives in the Civil Codes of the Federative Entities of the United Mexican States and of the Federal Civil Code, pursuant to the following:

               a) In the case of general powers of attorney for acts of administration which imply exercising the right to vote shares, units of capital or securities or rights representing capital, the Director General shall have prior authorization from the Board of Directors or to act pursuant to such policies as it determines; and

               b) To undertake acts of dominion, the powers of attorney granted shall be limited thus: (a) in the case of the sale of real estate belonging to the Company and shares or units of capital of the companies that are controlled by the Company, he shall sign jointly with such persons as are determined by the Board of Directors and with prior authorization from the Board of Directors or the Meeting of Stockholders; (b) in the case of the transactions cited in paragraph c) of Part III of Article 28 (TWENTY-EIGHT) of the Securities Exchange Act, with prior authorization from the Board of Directors; and/or (c) when the transaction in question implies an amount equal to or greater than 20% (TWENTY PERCENT) of the shareholders' equity of the Company, with prior approval by the Meeting of Stockholders;

      (iii) For acts of administration with specific authorities in labor matters, under the terms of Article 2554 (TWO THOUSAND FIVE HUNDRED FIFTY-FOUR), paragraphs two and four of the Civil Code for the Federal District, and its correlatives in the current Civil Codes of the Federative Entities of the United Mexican States and of the Federal Civil Code, as well as pursuant to the provisions of Articles 11 (ELEVEN), 692 (SIX HUNDRED NINETY-TWO) Parts II and III, 786 (SEVEN HUNDRED EIGHTY-SIX), 876 (EIGHT HUNDRED SEVENTY-SIX), and other relative ones of the Federal Labor Act, to appear in his capacity as administrator and therefore as legal representative of the Company, before all labor authorities, listed in Article 523 (FIVE HUNDRED TWENTY-THREE) of the Federal Labor Act, as well as before the Fondo Nacional para la Vivienda de los Trabajadores, Instituto Mexicano del Seguro Social, and Fondo Nacional para el Consumo de los Trabajadores, in all matters related to these institutions and other public bodies, and may claim all actions and rights that appertain to the Company, with all the general and special authorities that require a special clause pursuant to the Law, authorizing him to be able to bind the company in conciliation, as well as for him to direct the Company's labor relations on its behalf;

      (iv) To sign, grant, endorse, and guarantee all types of credit instruments, provided that they are to comply with the Company's corporate objective, under the terms of Article 9 (NINE) of the General Credit Instruments and Transactions Act, in the cases that do not require the authorization of the Board of Directors or the Meeting; and

      (v) Authority to grant and delegate general and special powers of attorney, revoke them and subrogate them in whole or in part pursuant to the powers with which he is invested, expressly including the authority for the persons granted such powers of attorney to be able, in turn, to grant them, delegate them, subrogate them or revoke them, in whole or in part in favor of third parties.

      ARTICLE FORTY. INDEMNIFICATION. The Company shall hold harmless the Director General from such damages as his actions cause to the Company or to such legal persons as it controls or on which it has a material influence, except if it is a case of fraud, bad-faith, or illegal acts pursuant to applicable law. To that end, the Board of Directors may propose to the Meeting of Stockholders taking out insurance, bonds, or sureties which cover the amount of such indemnification including, if applicable, the commitment to cover any payment remaining from indemnifications that exceed the amount of the insurance, in favor of the Director General.

                          CHAPTER THREE; THE COMMITTEES

      ARTICLE FORTY-ONE. COMPOSITION. The Board of Directors, directly or at the proposal of the Director General, for the performance of the functions that these Bylaws and the applicable legislation assign them, shall have the assistance of one or more committees which are established to that end. At time of deciding on the creation of a committee, the Board of Directors shall establish the rules related to the composition, authorities and obligations, functioning and other matters related to such committee.

      ARTICLE FORTY-TWO. SUPERVISION. Supervision of operations and compliance with the resolutions of the Meetings and the Board of Directors shall be entrusted to one or two Committees that perform the Audit and Corporate Practices functions, as well as the legal person who performs the outside audit.

      ARTICLE FORTY-THREE. COMPOSITION AND FUNCTIONING OF THE COMMITTEES THAT PERFORM THE AUDIT AND CORPORATE PRACTICES FUNCTIONS.

      (a) The Committee or Committees that perform the Audit and Corporate Practices functions shall be comprised exclusively of Independent Directors and of a minimum of 3 (THREE) members appointed by the Board of Directors at the proposal of its Chairman.

      (b) The Chairman or Chairmen of the Audit and Corporate Practices Committees shall be appointed and removed only by the General Meeting of Stockholders at the proposal of the Chairman of the Board of Directors. Likewise, the person or persons who preside over the Audit and Corporate Practices Committee or Committees shall follow the provisions of Article 43 (FORTY-THREE) of the Securities Exchange Act and the other applicable bodies of law.

      (c) The Meeting of Stockholders may decide at any time that the Audit and Corporate Practices functions be performed by an independent Committee for each of them or by a single Committee that undertakes both functions.

      (d) The Internal Rules of each Committee and, if applicable, such modifications and additions thereto, shall be prepared and proposed by the Committee in question, for approval by the Board of Directors.

      (e) The Audit and Corporate Practices Committee or Committees shall meet at least 4 (FOUR) times per year, or with such frequency as the circumstances themselves of their functions require. Such administrative officials as are called and the independent auditor shall attend each working session, who shall participate in the capacity as guests with a right to speak but not vote. The committee that performs the Audit functions shall meet periodically with the internal auditor and the independent auditor in separate executive sessions.

      ARTICLE FORTY-FOUR. AUDIT FUNCTIONS. The Committee that performs Audit functions shall have as a general function controlling and supervising the integrity of the financial information, the accounting, control and recordkeeping processes and systems for the Company and such entities as it controls; and shall supervise the technical capacity, independence, and functioning of the legal person that performs the outside audit function, the efficiency of the Company's internal control and the evaluation of the financial risks. It shall also have the functions which, by way of example but not limitation, are established below:

      (a) to evaluate the performance of the outside auditor and to request his presence when it so deems necessary;

      (b) to discuss the information in the financial statements with those responsible for their preparation and review, to formulate its opinion thereon, after presentation thereof to the Board of Directors;

      (c) to inform the Board of Directors on the efficiency of the internal control system and audit;

      (d) to ensure that the operations cited in Part III of Article Thirty-One of the Corporate Bylaws and Article 47 of the Securities Exchange Act, are undertaken pursuant to the provisions to that end in such precepts, as well as such authorizations or guidelines as are approved by the Board of Directors or the General Meeting of Stockholders;

      (e) to ensure that generally accepted accounting principles and procedures approved by the stock exchange authorities are followed;

      (f) to request periodic meetings with the Relevant Directors, as well as the delivery of any type of information related to the internal control and internal audit of the Company and such legal persons as it controls;

      (g) to take legal, accounting, financial and any other special professional advice and assistance, as it deems appropriate, to perform its duties and responsibilities;

      (h) to appoint and determine for approval of the Board of Directors, the outside auditor and its compensation; to supervise the work performed by the outside auditor and to propose if applicable his removal when the circumstances so warrant; and to approve the services the outside auditor provides other than audit services;

      (i) to establish the system for receiving confidential and anonymous complaints against workers and employees with respect to irregular and presumably illegal acts regarding accounting and auditing;

      (j) to receive and answer complaints that are received with respect to matters related to accounting, internal accounting controls or audit matters;

      (k) to prepare an annual report on its activities and present it to the Board of directors;

      (l) such others as are stipulated under the terms of the Securities Exchange Act, the administrative provisions issued pursuant to such Law, the Corporate Bylaws or which by resolution of the Meeting or the Board of Directors are commissioned.

The Company, through the Board of Directors, in order to support the performance of the Audit Committee, shall assign it the appropriate funds required by the Committee to pay the compensation of the outside auditor, the compensation of outside advisors hired and the regular administrative expenses incurred by the Committee, by reason of the performance of its responsibilities.

      ARTICLE FORTY-FIVE. CORPORATE PRACTICES FUNCTIONS. The Committee that performs the Corporate Practices functions shall have as a general function, to monitor and attenuate the risks in entering into transactions or in benefit of a specific group of stockholders, subject to the authorizations or policies issued by the Board of Directors; to supervise compliance with the legal provisions and stock exchange rules whose observances is required of the Company; as well as such other functions and responsibilities that by way of example but not limitation include the following:

      (i) to convene meetings of stockholders and to cause such points as it deems pertinent to be inserted into the Order of the Day;

      (ii) to approve the policies for the use or enjoyment of the things that comprise the Company's assets;

      (iii) to prepare its annual report on the activities performed and to present it to the Board of Directors. The annual report shall include at least the following information: (a) Observations regarding the performance of the relevant directors; (b) transactions with related persons during the fiscal year being reported on; (c) the complete emolument or remuneration packages of the Director General and the relevant directors of the Company; and (d) the waivers granted by the Board of Directors for a director, relevant director or a person with a power of attorney under the terms of the Securities Exchange Act to take advantage of business opportunities for himself or third parties, under the terms established in Article Thirty-One of these corporate bylaws. To support the Board of Directors in the preparation of the reports on accounting practices;

      (iv) to opine on the transactions entered into with related persons;

      (v) to authorize the remuneration package of the Director General and the policies to determine the remuneration of the Relevant Directors;

      (vi) such others as are stipulated under the terms of the Securities Exchange Act, the administrative precepts issued pursuant to such law, in the Corporate Bylaws or which by resolution of the Meeting or of the Board of Directors are commissioned.

      ARTICLE FORTY-SIX. HIRING OF OUTSIDE AUDITORS AND ADVISORS.

      (a) The Audit and Corporate Practices Committee or Committees shall have the authority to hire legal, accounting, financial, and any other special professional advice and assistance, that they deem necessary or appropriate to perform their duties and responsibilities. The committee that performs the Audit functions shall also have the authority to appoint, compensate, retain, and supervise the work performed by the independent auditor and even to remove it, when the circumstances so warrant.

      (b) The Company, through the Board of Directors, to support the performance of the Committee that performs Audit functions, shall assign it the appropriate funds required by the Committee, to pay the compensation of the independent auditor, the compensation of outside advisors hired and the regular administrative expenses incurred by the Committee, by reason of the performance of its responsibilities.

                      TITLE FOUR; MEETINGS OF STOCKHOLDERS

      ARTICLE FORTY-SEVEN. NOTIFICATIONS.

      (a) General Meetings of Stockholders, Regular or Special, shall be held pursuant to the provisions of the General Securities Exchange Act, and the respective notifications shall be published indicating the place, date, and time to be held and the matters of which to treat pursuant to the Order of the Day, in each one of the wide-circulation newspapers of the corporate domicile of the Company, at least 15 (FIFTEEN) calendar days in advance. They may be held without prior notification when the holders of all shares are present. From the time the notification for the Meeting of Stockholders is published, the information and documents related to each one of the points established in the Order of the Day shall be available to them, immediately and free.

      (b) Stockholders holding shares with a right to vote, including limited or restricted, who individually or jointly have 10% (TEN PERCENT) of the capital stock of the Company shall have a right to request that the Chairman of the Board of Directors or the Chairmen of the Corporate Practices and Audit Committees, at any time, convene a general meeting of stockholders without the percentage indicated in Article 184 (ONE HUNDRED EIGHTY-FOUR) of the General Business Companies Act being applicable to that end.

      ARTICLE FORTY-EIGHT. NATURE OF MEETINGS OF STOCKHOLDERS. The Meeting of Stockholders is the supreme body of the Company and all other bodies shall be subject to its resolutions or agreements.

      ARTICLE FORTY-NINE. REGULAR MEETINGS OF STOCKHOLDERS. Regular general meetings of stockholders shall be held on the date designated by the Board of Directors, but in any case they must meet at least once per year within the 4
(four) months after the end of each corporate fiscal year and shall take charge:

      (i) to hear and resolve the matters cited in Article 181 (ONE HUNDRED EIGHTY-ONE) of the General Business Companies Act, including the report related to the consolidated and unconsolidated financial statements of the Company cited in the general statement of
               Article 172 (ONE HUNDRED SEVENTY-TWO) of the General Business Companies Act, related to the Company's immediately prior fiscal year, when it holds 50% (FIFTY PERCENT) or more of the capital of other companies, or which under any title it has the authority to determine its management, provided that such investment is greater than or equal to 20% (TWENTY PERCENT) of the Company's shareholders' equity. The Company shall have the obligation to publish both financial statements in the manner and with the periodicity established in the Securities Exchange Act and the administrative precepts issued pursuant to such law;

      (ii) to appoint and remove those who preside over the Committee or Committees that perform the Audit and Corporate Practices functions;

      (iii) to establish the independence of the members of the Board of Directors proposed as independent;

      (iv) to approve the transactions the Company or the legal persons whom it controls seek to undertake, within the period of one corporate fiscal year, whose amount represents 20% (TWENTY-PERCENT) or more of the Company's consolidated assets, based on the figures corresponding to the close of the quarter immediately prior to the date on which the transaction should be undertaken, simultaneously or successively or in any other form which because of their characteristics may be deemed a single transaction;

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

      (v) to approve, at the proposal of the Board of Directors, the contracting of liability insurance for members of the Board of Directors, the Director General and Directors. The approval shall include the commitment to cover payment of any remaining indemnifications which the corresponding insurance does not cover, charged to the Company's results; and

      (vi) any other matter not expressly reserved for the competency of the Special Meeting or Special Meeting of Stockholders.

      ARTICLE FIFTY. SPECIAL MEETINGS OF STOCKHOLDERS.

      (a) Special General Meetings of Stockholders shall meet to treat of any of the matters indicated in Article 182 (ONE HUNDRED EIGHTY-TWO) of the General Business Companies Act and any other matter that, pursuant to the law or to these Bylaws, requires a qualified majority of stockholders.

      (b) Special General Meetings of Stockholders shall have the requirements to meet and vote indicated in the General Business Companies Act; with the understanding that when such meetings shall decide on any of the matters mentioned below, on a first or subsequent call for a meeting, the presence of at least 85% (EIGHTY-FIVE PERCENT) of the Shares representing the capital stock shall be required and its decisions shall be valid when adopted by a vote of 80% (EIGHTY PERCENT) of the shares representing the capital stock, unless any of the matters cited below must be dealt with by reason of requirements established in the applicable law, in which case the attendance and voting requirements for the corresponding meeting shall be those established in the General Business Companies Act with respect to special meetings:

      (i) merger of the Company, except when it is a merger of the Company with its own direct or indirect subsidiaries;

      (ii)     modification or suppression of the following Articles of these
               Bylaws: Five, paragraph (d) of Article Eleven, Twenty-Four, Thirty-Eight, Fifty, and those included under Title Three.

      ARTICLE FIFTY-ONE. RIGHTS OF MINORITIES.

      (a) Stockholders of the Company who, individually or jointly, own shares with a right to vote, including limited or restricted, or without a right to vote, which represent 5% (FIVE PERCENT) or more of the Company's capital stock may take action for damages against administrators. Liability that derives from the actions of administrators shall be solely in favor of the Company.

      (b) Stockholders who own shares with a right to vote, including limited or restricted, who have at least 10% (TEN PERCENT) of the shares of the capital stock in a Meeting, may request postponement just once, for three calendar days and without need of a new notification, of a vote on any matter with respect to which they do not consider themselves sufficiently informed, without the percentage indicated in Article 199 (ONE HUNDRED NINETY-NINE) of the General Business Companies Act being applicable.

                                       33

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      (c) Stockholders with shares with a right to vote, including limited or restricted, who represent at least 20% (TWENTY PERCENT) of the capital stock, may judicially challenge the resolutions of general meetings, with respect to those who have a right to vote, without the percentage indicated in Article 201 (TWO HUNDRED ONE) of the General Business Companies Act being applicable.

      ARTICLE FIFTY-TWO. ATTENDANCE AT MEETINGS OF STOCKHOLDERS.

      (a) Stockholders who are registered in the share registry book that the Company keeps as owners of one or more shares shall be allowed into the meeting of stockholders. For the stockholders registered in the Company's share registry to have a right to attend the Meetings they shall: (i) deposit their shares in a Mexican institution authorized for the deposit of securities or leave them in the possession of the Secretary of the Board in his offices established at the corporate domicile or in any credit institution in the country or abroad; and
(ii) adequately prove in the judgment of the Secretary of the Board of Directors, or to such person as he designates, that the corresponding stockholder, or if applicable the beneficiary of the market brokerage agreement or respective analogous instrument, complies with the requirements cited in these Bylaws or that it is a case of credit institutions acting as fiduciaries in trusts established by the Company in the benefit of its employees or the employees of its Subsidiaries or with altruistic purposes and credit institutions acting as fiduciaries in the neutral investment trust established by the Company and to which the Company's shares have been contributed as an underlying asset to undertake stock issuances in Mexico or abroad. If the stipulations of point (ii) of this paragraph are not proven, the person in question shall not have a right to participate in the meeting, and as a result may not exercise the corporate rights that appertain to the Shares and the provisions of the corresponding stipulations of these Bylaws shall be applicable.

      (b) The deposit in possession of the Company and the proof of compliance with the requirements in terms of nationality cited in the preceding paragraph shall be made at least 5 (FIVE) days before the day indicated for the Meeting. An admission ticket to the Meeting shall be given in exchange for the shares deposited, which shall state the number and class of shares it covers, the name of the stockholder and the number of votes that appertain to him. If the deposit is made at a credit institution, the respective documentation shall also be presented to the Company at least 5 (FIVE) days in advance of the date indicated for the Meeting, against which the admission ticket to the Meeting shall be delivered. The shares and documentation exhibited shall be returned after the Meeting is held, against delivery of such voucher as has been issued.

      (c) Likewise, persons who appear in behalf of stockholders at the Company's meetings, may prove their agency through a power of attorney granted on forms prepared by the Company itself, which meet the following requirements:

      (i) clearly indicate the name of the Company, as well as the respective Order of the Day;

      (ii) have space for the instructions indicated by the grantor for exercising the power of attorney; and

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      (iii)    any other requirement or information established by the Board of
               Directors, which includes but is not limited to those related to the precepts contained in Title Three of these Bylaws.

      (d) The falsification or omission of the information contained on the form shall result in nullification of the votes cast by the stockholder.

      (e) The Company shall have available for securities brokerages that prove they are the agents of the stockholders of the Company itself, during the term cited in Article 173 (ONE HUNDRED SEVENTY-THREE) of the General Business Companies Act, the power of attorney forms in order for them to be able to send them timely to their constituents.

      (f) The Company shall have available to securities brokerages that prove they are the agents of the stockholders of the Company itself, at the Company's offices, the information and documentation related to each of the points contained in the order of the day of the corresponding Meeting of Stockholders, free and at least 15 (FIFTEEN) calendar days in advance of the date of the meeting.

      (g) The Secretary of the Company's Board of Directors shall be obligated to ensure compliance with the provisions of the preceding paragraph and report such to the Meeting, which shall be documented in the respective minutes.

      ARTICLE FIFTY-THREE. OFFICIALS OF THE MEETINGS; MINUTES.

      (a) The Meetings shall be presided over by the Chairman of the Board of Directors and, in his absence, by whoever is designated by the Meeting. The Secretary of the Board of Directors shall act as such, and in his absence the Assistant Secretary of the Board and, in their absence, by whomever the Chairman or the Meeting designate.

      (b) The Chairman shall name such inspectors as he deems appropriate, to prepare the attendance list and the corresponding calculation of shares.

      (c) Minutes shall be prepared for each meeting, which shall be signed by whoever presides over it, by the person who acts as Secretary and by the Inspectors.

      (d) Such copies, certifications, or extracts of the minutes of the Meeting as must be issued for any reason, shall be authorized by the Secretary or the Assistant Secretary of the Board, and in their absence by the Secretary of the Meeting or by the Special Delegate designated by the Meeting for that purpose.

           TITLE SIX; CORPORATE FISCAL YEAR, BALANCE SHEET AND RESULTS

      ARTICLE FIFTY-FOUR. CORPORATE FISCAL YEARS. The Company's corporate fiscal year shall run from January first through December thirty-first of each year.

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      ARTICLE FIFTY-FIVE. GENERAL BALANCE SHEET.

      (a) At the end of each corporate fiscal year the Board of Directors shall adopt a balance sheet pursuant to the provisions of Article 172 (ONE HUNDRED SEVENTY-TWO) of the General Business Companies Act.

      (b) With respect to that balance sheet, the provisions of from Articles 173 (ONE HUNDRED SEVENTY-THREE) to 177 (ONE HUNDRED SEVENTY-SEVEN) of the General Business Companies Act shall be followed.

      ARTICLE FIFTY-SIX. DISTRIBUTION OF PROFIT. The net profit obtained in each corporate fiscal year shall be disposed of as follows:

      (i) 5% (FIVE PERCENT) shall be used to establish the legal reserve up to one-fifth of the capital stock and if it falls, it shall be reestablished in the same manner, pursuant to Article 20 (TWENTY) of the General Business Companies Act;

      (ii) such amount as, if applicable, the general meeting of stockholders decides for the formation of one or more provision funds, shall be separated out; and

      (iii) the balance, if any, shall be applied in the manner and under the terms agreed to in the meeting itself.

             TITLE SEVEN; LIQUIDATION AND DISSOLUTION OF THE COMPANY

      ARTICLE FIFTY-SEVEN. DISSOLUTION. The Company shall be dissolved in the cases stipulated by the General Business Companies Act.

      ARTICLE FIFTY-EIGHT. LIQUIDATION. Once the Company is dissolved, it shall be placed in liquidation, which shall be the responsibility of one or several liquidators who shall be named by the Meeting of Stockholders.

      ARTICLE FIFTY-NINE. ARTICLE FIFTY-NINE. Authorities of the Liquidator. Except if ordered by the General Meeting of Stockholders, the liquidator or liquidators shall have the authorities attributed to them by Article 242 (TWO HUNDRED FORTY-TWO) of the General Business Companies Act and shall cause the distribution of the remainder among the stockholders, subject to the rules established by Articles 113 (ONE HUNDRED THIRTEEN), 247 (TWO HUNDRED FORTY-SEVEN) and 248 (TWO HUNDRED FORTY-EIGHT) of the Law itself and by these Bylaws.

      ARTICLE SIXTY. REGISTRATION OF LIQUIDATORS. Until such time as the appointment of the liquidators has been recorded in the Public Commercial Registry and the liquidators have not taken office, the Board of Directors and the Director General of the Company shall continue to perform their positions, but may not start new operations after the resolution to dissolve the Company has been approved by the General Meeting of Stockholders, or the existence of a legal cause therefore has been proved.

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